Exhibit 99.a(11)

CREDIT SUISSE CAPITAL FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being the Vice President and Secretary of Credit Suisse Capital Funds, a trust with transferable shares of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust, dated February 22, 1996, as amended to date (as so amended, the “Declaration”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 25, 2006, Section 6.2 of the Declaration of Trust is hereby amended as follows:

The name of the Credit Suisse Small Cap Value Fund of the Trust is changed to the “Credit Suisse Small Cap Core Fund” effective as of December 1, 2006.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 17th day of November, 2006.

/s/J. Kevin Gao
J. Kevin Gao
Vice President and Secretary

ACKNOWLEDGMENT

STATE OF New York	)
) ss.
COUNTY OF New York	)

November 17, 2006

Then personally appeared the above-named J. Kevin Gao and acknowledged the foregoing instrument to be his free act and deed.

Before me,

/s/Karen A. Regan
Notary Public
My commission expires: December 22, 2009

KAREN A. REGAN
Notary Public, State of New York
No. 01RE6000715
Qualified in New York Country
Commission Expires Dec. 22, 2009